SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                               ------

                              FORM 8-K

                           CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



           Date of Report (Date of earliest event reported)
                           April 2, 1996



                        VALLEY NATIONAL BANCORP
       (Exact name of registrant as specified in its charter)



                             New Jersey
           (State or other jurisdiction of incorporation)



        0-11179                              22-2477875
(Commission File Number)          (IRS Employer Identification No.)



             1455 Valley Road, Wayne, New Jersey 07470
              (Address of principal executive offices)



                         (201) 305-8800
      (Registrant's telephone number, including area code)






Item 5.     Other Events.

On April 2, 1996, the Board of Directors of Valley National Bancorp ("Valley") approved a 5% stock dividend. The new stock will be issued May 17, 1996 to shareholders of record as of April 26, 1996. Any fractional shares will be paid in cash at the closing bid price of the record date. The Board agreed to maintain the annual dividend rate of $1.00 per share after the stock dividend.



Item 7.     Exhibits.

Press Release, dated April 2, 1996






                            SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     VALLEY NATIONAL BANCORP

Dated:  April 4, 1996                By:/s/Alan D. Eskow
                                        Alan D. Eskow
                                        Principal Accounting Officer
                                        and Corporate Secretary






                          INDEX TO EXHIBITS


99     Press Release dated April 2, 1996











ITEM 7                                                  EXHIBIT 99

Valley National Bank                    Contact:
1455 Valley Road
Wayne, NJ 07470                         Alan D. Eskow
                                        Senior Vice President
                                        (201) 305-4003

                                        Janet Roberts
                                        Investor Relations
                                        (201) 872-4560

      VALLEY NATIONAL BANCORP BOARD OF DIRECTORS DECLARED A
                        5% STOCK DIVIDEND

Wayne, NJ, April 2, 1996 -- Valley National Bancorp (NYSE:VLY) today reported that the Board of Directors approved a 5% stock dividend, payable on May 17, 1996, to the shareholders of record on April 26, 1996.

Gerald H. Lipkin, Chairman and Chief Executive Officer of Valley
National Bancorp, stated, "In an effort to uphold our commitment to enhance our shareholders' investment, the stated annual dividend rate of $1.00 per share will be maintained after the stock dividend."

Valley's annual dividend rate has increased 92 percent from $0.52 per share in 1988. Mr. Lipkin noted, "We have never reduced the regular cash dividend in over 20 years. In fact, during the last two decades, Valley's dividend has increased 20 times. Currently, our dividend yield of 3.59% and payout ratio of 56% exceed the New Jersey bank stock average dividend yield of 2.17% and payout ratio of 28.2%.

1995 was another excellent year for Valley. Net of approximately $5.4 million in nonrecurring charges, Valley's reported net income was $62.6 million, or $1.76 per share for year-end December 31, 1995. Commenting on 1995 year-end results, Mr. Lipkin stated, "Excluding one-time merger expenses, our return on assets and return on equity continue to place us among the top performing banks in the nation. We achieved these strong results for the year while, at the same time, investing heavily for the future of our Company. In addition, our operating efficiency ratio of 43.6% has earned Valley a position as one of the country's premiere financial institutions, placing it as the most efficient banking organization among the 100 largest commercial banks in the United States." Valley's efficiency ratio represents non-interest expense as a percent of net interest income on a fully tax equivalent basis plus non-interest income less non-recurring items.

Valley National Bancorp is a regional bank holding company headquartered in Wayne, NJ. Its principal subsidiary, Valley National Bank, has $4.6 billion in assets and operates 80 branch offices located in 10 counties serving 58 communities throughout northern New Jersey.